EXHIBIT 99.1

             ADC Reports Results for Second Quarter 2007


    --  Net Sales from Continuing Operations for 2Q07 Were $349
        Million

    -- $0.73 GAAP Earnings Per Share from 2Q07 Continuing Operations (Includes Nonoperating Gain of $0.43 From BigBand Networks Stock Sale Partially Offset by $0.04 of Net Restructuring and Acquisition-Related Charges and $0.01 of Stock Option
        Compensation Expense)

    --  2Q07 Total Cash Provided by Operating Activities from
        Continuing Operations Was $45 Million

    Business Editors

    MINNEAPOLIS--(BUSINESS WIRE)--June 6, 2007--ADC (NASDAQ:ADCT)(www.adc.com) today announced results for its second quarter ended May 4, 2007 prepared in accordance with generally accepted accounting principles (GAAP). The results from continuing operations are summarized below for ADC's four reportable business segments: Global Connectivity Solutions, Wireless Solutions, Wireline Solutions and Professional Services.

    "Our second quarter sales and earnings in 2007 were stronger than expected and built on our outperformance in the first quarter of 2007. This strength occurred even though several customers have not yet returned to normal spending post-merger and others have moved more slowly on new network builds and subscriber services," said Robert E. Switz, president and CEO of ADC. "We are particularly pleased with the progress we've made in improving profitability through driving manufacturing efficiencies and gaining operating expense leverage. While we acknowledge that timing variables create quarter-to-quarter fluctuations in our results, we are encouraged by a growing number of worldwide opportunities to sell our broad range of communications network infrastructure solutions over a longer-term horizon. As a result, we remain focused on our work to build ADC's long-term value as a leading global network infrastructure company."

    Progress on Profits and Cash Flow Generation

    "In the second quarter of 2007, our gross margin improved to 34.5% from 32.0% in the first quarter of 2007 and $45 million of cash was provided by operating activities from continuing operations," said James G. Mathews, ADC's chief financial officer. "In the past 6 and 12 months, cash provided by operating activities from continuing operations was $76 million and $140 million, respectively."

    GAAP Results (dollars in millions, except per share amounts), Continuing Operations



                                2007          2007           2006
ADC's GAAP Results         Second Quarter First Quarter Second Quarter
------------------------   -------------- ------------- --------------
Net sales                 $        349.4         297.2          358.1
   Percent outside U.S.             35.4%         41.8%          38.7%
Operating income          $         34.1           6.9           25.2
Income before income
 taxes                    $         95.8          10.5           27.7
Income from continuing
 operations               $         93.1           9.4           25.1
Earnings per share from
 continuing operations -
 diluted                  $         0.73          0.08           0.21
Weighted average common
 shares outstanding -
 diluted (millions)                131.8         117.3          117.9


    The table below shows certain expenses (benefits) included in GAAP results (dollars in millions).




Expenses (Benefits) In          2007          2007           2006
 GAAP Results              Second Quarter First Quarter Second Quarter
-----------------------    -------------- ------------- --------------
Amortization of
 purchased intangibles    $          6.0           6.0            6.5
Restructuring and
 impairment charges       $         (0.9)          0.6            1.8
Stock-option
 compensation expense
 in selling
and administration        $          2.0           1.4            2.3
FONS employee retention
 expense in selling
and administration        $            -             -            2.1
Nonoperating gain on
 sale of BigBand
 Networks
stock                     $        (57.1)            -              -


    Diluted EPS Calculation

    The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

    -- Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes will be reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.729% for the six-month period ending June 15, 2007.

    -- Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 14.2 million shares assuming the convertible notes are converted to common stock.

    If adjusting GAAP earnings for the certain expenses (benefits) in the above table, the variables below may be used in determining adjusted diluted EPS from continuing operations, with and without the if-converted method to determine which is the most dilutive treatment to use.



                                2007          2007           2006
(millions)                 Second Quarter First Quarter Second Quarter
-------------------------  -------------- ------------- --------------
Weighted average common
 shares - diluted                  117.6         117.3          117.9
Weighted average common
 shares - diluted (if-
 converted)                        131.8         131.5          132.1
If-converted convertible
 note interest add back   $          3.4           3.4            3.1


    GAAP Segment Results (dollars in millions), Continuing Operations

    During the first quarter of 2007, our reportable segments changed to conform to our current management reporting presentation by business unit. The Broadband Infrastructure and Access business segment has been separated into three new reportable segments - Global Connectivity Solutions (GCS), Wireless Solutions and Wireline
Solutions. Prior-year segment disclosures have also been reclassified to conform to this new segment presentation.



                                                  2007    2007    2006
Sales by Segment                                Second   First  Second
(dollars in millions)                          Quarter Quarter Quarter
---------------------------------------------  ------- ------- -------
Global Connectivity Solutions                 $ 272.1   227.8   279.6
Wireless Solutions                            $  12.8     7.4     9.4
Wireline Solutions                            $  13.7    15.2    16.8
Professional Services                         $  50.8    46.8    52.3
                                               ------- ------- -------
Total ADC                                     $ 349.4   297.2   358.1
                                               ======= ======= =======




                                             2007      2007      2006
Products By Segment                        Second     First    Second
Percent of Total ADC Sales                Quarter   Quarter   Quarter
----------------------------------------- -------   -------   -------
Global Connectivity Solutions:
   Global Copper Connectivity                 33  %     34  %     36 %
   Global Fiber Connectivity                  30        27        29
   Global Enterprise Connectivity             15        16        13
                                          -------   -------   -------
   Total GCS                                  78        77        78
                                          -------   -------   -------
Wireless Solutions                             4         2         2
Wireline Solutions                             4         5         5
Professional Services                         14        16        15
                                          -------   -------   -------
Total ADC                                    100  %    100  %    100 %
                                          =======   =======   =======


                                                 2007    2007    2006
Operating Income (Loss) By Segment             Second   First  Second
(dollars in millions)                         Quarter Quarter Quarter
--------------------------------------------- ------- ------- -------
Global Connectivity Solutions                $  38.3    14.5    32.2
Wireless Solutions                           $  (3.2)   (4.3)   (6.4)
Wireline Solutions                           $  (0.3)    1.9     1.1
Professional Services                        $  (1.6)   (4.6)    0.1
Restructuring and impairments                $   0.9    (0.6)   (1.8)
                                              ------- ------- -------
Total ADC                                    $  34.1     6.9    25.2
                                              ======= ======= =======


    Global Connectivity Solutions

    GCS sales of $272 million decreased 3% in the second quarter of 2007 compared to the same quarter in 2006 primarily from lower sales of global copper connectivity solutions by 9% partially offset by a 2% increase in sales of global fiber connectivity solutions and a 6% increase in global enterprise connectivity products. Global copper connectivity shipments were affected by decreased sales of outside cabinets in Europe partially offset by a small increase in central-office copper sales. Global fiber connectivity sales were driven by a small increase of central-office fiber sales partially offset by a small decease in fiber-to-the-x (FTTX) sales. Global enterprise connectivity sales increased as a result of favorable business infrastructure spending for both new buildings and upgrading existing facilities.

    GCS sales in the second quarter of 2007 increased 19% from the first quarter of 2007. Sales of global fiber connectivity products increased 31%, global copper connectivity products increased 16% and enterprise connectivity products increased 7%. Global fiber connectivity sales increased primarily from strong demand for central office and FTTX products. Global copper connectivity sales increased primarily due to strong demand for central office solutions. Global enterprise connectivity sales increased, as expected, because of construction seasonality.

    Wireless Solutions

    Wireless Solutions sales of $13 million increased 36% in the second quarter of 2007 compared to the same quarter in 2006 and increased 73% compared to the first quarter of 2007. This increase was generated as a result of increased spending by existing customers on Digivance(R) coverage and capacity systems.

    Wireline Solutions

    Wireline Solutions sales of $14 million decreased 18% in the second quarter of 2007 compared to the same quarter in 2006 and decreased 10% compared to the first quarter of 2007. The decrease in wireline product sales was the result of a long-term, industry-wide product substitution trend. This decline in market demand for high-bit-rate digital subscriber line products is expected to continue as carriers are delivering fiber and Internet Protocol services closer to end-user premises.

    Professional Services

    Professional Services' second quarter 2007 sales of $51 million decreased 3% from the same quarter in 2006 and increased 9% from the first quarter of 2007. Both changes were predominately in the United States market, with lower year-over-year sales primarily due to merger integration activity among customers and higher sequential sales mainly due to a major customer continuing to expand its network build programs.

    Other GAAP Data & Related Statistics

    Below are summarized certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:



Balance Sheet Data                       May 4, February 2, April 28,
(dollars in millions)                      2007        2007      2006
-----------------------------------  ---------- ----------- ---------
Cash and cash equivalents -
 unrestricted                       $    118.9       141.2     128.6
Short-term available for sale
 securities                         $    537.2       420.8     356.9
Long-term available for sale
 securities                         $      7.2         7.2       2.0
Restricted cash                     $     13.1        12.9      20.1
                                     ---------- ----------- ---------
Total cash and securities           $    676.4       582.1     507.6
                                     ========== =========== =========
Long-term notes payable             $    400.0       400.0     400.0


    ADC's total cash, cash equivalents and available-for-sale securities (short- and long-term) were $676 million as of May 4, 2007. The increase from both February 2, 2007 and April 28, 2006 was primarily a result of total cash provided by operating activities supplemented by $60 million in proceeds from the sale of investments. ADC believes that its cash and securities balance is sufficient to meet anticipated needs for executing our near-term business plan. ADC's $200 million of fixed rate convertible notes outstanding mature on June 15, 2008, and the $200 million of variable rate convertible notes mature on June 15, 2013. All convertible notes have a conversion price of $28.091 per share. In addition, ADC's deferred tax assets, which are substantially reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.



Cash Flow Data and
 Related Statistics            2007          2007           2006
(dollars in millions)     Second Quarter First Quarter Second Quarter
------------------------- -------------- ------------- --------------
Total cash provided by
 operating activities
 from continuing
 operations              $         44.6          31.4           42.0
Days sales outstanding             45.2          46.4           47.3
Inventory turns -
 annualized                         5.3           4.8            6.5
Depreciation and
 amortization            $         17.1          17.1           17.1
Property, equipment and
 patent additions, net of
 disposals               $          9.3           8.5            7.0


    Employees

    Total employees were approximately 9,750 as of May 4, 2007, 8,600 as of February 2, 2007 and 9,300 as of April 28, 2006. The increases are primarily the addition of temporary manufacturing personnel in Mexico. As demand for products increases or decreases, we vary the number of manufacturing employees we utilize in our Mexico facilities to accommodate our manufacturing needs.

    Outlook for 2007 Annual Guidance and Information on Long-term
Business Direction

    "As in fiscal year 2006, our results in the second fiscal quarter of 2007 are likely to represent the peak quarter for the year due to our first-half outperformance. We currently expect the results in the second half of fiscal 2007 will be relatively flat to down modestly from the first half of fiscal 2007 (net of the one-time nonoperating gain from the sale of Big Band stock), but do not expect that the quarterly pattern of results in fiscal 2007 will fluctuate as sharply as in fiscal 2006. Our outperformance in the first half of 2007 was primarily due to stronger than expected demand for FTTX deployments and central office fiber and copper connectivity solutions to enable higher bandwidth applications for new video, data and voice services. Strength in Digivance wireless sales also contributed favorably to the outperformance," said Switz. "We also believe that there are significant long-term growth opportunities ahead of us; however, forecasting the timing of these opportunities remains difficult due to the uncertainty of (1) how long and to what degree spending by some of our substantial customers will be deferred during the integration period following their mergers, (2) rates at which new networks are built and related subscribers adopt the new service deployments, (3) when regulatory reviews of our customers' new networks are resolved, and (4) when capital allocation to new network/service initiatives is decided. These factors could shift some sales opportunities from 2007 to 2008. At this time, we are raising the low end of our 2007 sales and earnings guidance ranges (net of the one-time nonoperating gain from the sale of Big Band stock), while holding unchanged the top end of these ranges at the prevailing guidance levels until the uncertainties of the timing and extent of our remaining 2007 growth opportunities are resolved. If the current timing uncertainties of our growth opportunities are resolved favorably, we would expect to see a positive impact on our business in the second half of fiscal 2007 and fiscal year 2008. Gross profit margins are expected to rise and decline with sales volume levels from quarter to quarter."

    On a continuing operations basis, ADC currently expects its 2007 sales to be in the range of $1.275-$1.290 billion. Based on this annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in 2007 is estimated to be in the range of $1.06 to $1.11, which includes estimated charges (benefits) listed in the below table.



                                                              2007
                                                            Estimate
                                                          ------------
Estimated GAAP EPS from continuing operations - diluted  $1.06-1.11(1)

Estimated EPS charges (benefits), net of tax, included
 in estimated GAAP:
Amortization of purchased intangibles                    $       0.18
Stock-option compensation expense in selling and
 administration                                          $       0.05
Nonoperating gain on sale of BigBand Networks stock      $      (0.43)


    (1) Excludes potential future restructuring, impairment and acquisition-related charges, and certain non-operating gains/losses, as well as benefits from any reduction of the deferred tax asset valuation reserve, of which the amounts are uncertain at this time. The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive.

    ADC Priorities

    ADC is working to execute a multi-faceted, multi-year approach to growing value for our shareowners in a market with ever increasing competitive pressures. We intend to continue building ADC into the leading global network infrastructure company. We have established balanced sales growth, competitive cost transformation and business execution excellence as the main priorities in our plan to grow sales, profitability and value.

    -- Balanced Sales Growth. We are targeting certain market and product segments, as well as certain geographies as core to future growth plans. Key product segments include next-generation core networks, FTTX, wireless capacity/coverage, network automation, and enterprise network upgrades.

    -- Competitive Cost Transformation. ADC is executing many initiatives designed to improve the speed, quality and simplicity of our customers' experience, while improving our cost position and profit margins. Core processes are being redesigned based on our customers' changing demands. ADC is migrating to a modular design approach to enable a more efficient configure-to-order business model. We plan to reduce the overall amount of part numbers, thereby allowing ADC to reduce customer delivery intervals, while improving operations efficiencies. ADC continues to move more of its manufacturing and support processes from the United States, Germany and Australia to lower-cost operations in China, the Czech Republic, India and Mexico. We also will continue to focus on optimizing operating expenses by utilizing shared services, simplifying our business structure and consolidating facilities. These transformational and on-going changes are designed to enable ADC to serve its customers more rapidly and cost-effectively.

    -- Business Execution Excellence. We believe the quality of our customer service, products and services have long differentiated ADC in the marketplace. We will continue to work on better understanding the market and the needs of our customers. At ADC, we define our products and services based on our belief that ADC will continue to succeed if we can consistently deliver value to our customers. We will focus on ensuring that our current and future customers can depend on ADC to meet schedule, product, quality and service commitments.

    Income Tax Expense

    As of May 4, 2007, ADC had a total of $986 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a valuation allowance of $941 million. Approximately $213 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after 2021. During the fourth quarter of 2006, the valuation allowance was reduced by $49 million attributable to deferred tax assets that are expected to be utilized over the subsequent two-year period. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are fully restored on the balance sheet.

    A copy of this news release, including the financial guidance it contains, can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

    Today's 5:00 p.m. Eastern Earnings Conference Call and Webcast

    ADC will discuss its second quarter 2007 results and current outlook on a conference call scheduled today, June 6, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:30 p.m. Eastern time, the replay of the call can be accessed until 11:59 p.m. Eastern time on June 12 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 8434145) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ:ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement Regarding Forward Looking Information

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: any statements regarding future sales; profit percentages; earnings per share and other results of operations; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; the fact our business is increasingly dependent on project-based capital deployment initiatives by our customers for which sales are more prone to significant fluctuations; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or even displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations and to realize planned synergies from such transactions; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, such as variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by other parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components, which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in
Item 1A of ADC's Annual Report on Form 10-K/A for the year ended October 31, 2006 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)

ASSETS

                                                   May 04, October 31,
                                                    2007      2006
                                                  --------------------

CURRENT ASSETS:
  Cash and cash equivalents                         $118.9     $142.3
  Available-for-sale securities                      537.2      395.4
  Accounts receivable, net of reserves of $8.8 and
   $10.2                                             175.3      169.3
  Unbilled revenue                                    30.2       23.8
  Inventories, net of reserves of $34.2 and $35.1    172.8      165.5
  Assets of discontinued operations                    2.6       14.9
  Prepaid and other current assets                    29.7       31.5
                                                  --------------------

   Total current assets                            1,066.7      942.7

 PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $384.0 and $370.3                  204.3      206.5

 RESTRICTED CASH                                      13.1       14.0

 GOODWILL                                            239.0      238.5

 INTANGIBLES, net of accumulated amortization of
  $75.8 and $66.5                                    131.2      142.0

 AVAILABLE-FOR-SALE SECURITIES                         7.2       10.7

 LONG-TERM ASSETS OF DISCONTINUED OPERATIONS           0.4        0.3

 OTHER ASSETS                                         54.6       56.7

                                                  --------------------
  Total Assets                                    $1,716.5   $1,611.4
                                                  ====================



 LIABILITIES & SHAREOWNERS' INVESTMENT

 CURRENT LIABILITIES:
  Accounts payable                                   $96.6      $88.4
  Accrued compensation and benefits                   53.8       43.6
  Other accrued liabilities                           55.8       60.6
  Income taxes payable                                18.1       17.7
  Restructuring accrual                               20.5       28.4
  Liabilities of discontinued operations               8.2       21.4
                                                  --------------------

   Total current liabilities                         253.0      260.1


  PENSION OBLIGATIONS & OTHER LT OBLIGATIONS          83.5       77.8
  LONG-TERM NOTES PAYABLE                            400.0      400.0
                                                  --------------------
   Total liabilities                                 736.5      737.9

  SHAREOWNERS' INVESTMENT
   (117.3 and 117.2 shares outstanding)              980.0      873.5

                                                  --------------------
  Total liabilities and shareowners' investment   $1,716.5   $1,611.4
                                                  ====================




            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Earnings Per Share)

                         For the Three Months       For the Six Months
                                Ended                     Ended
                    ------------------------------  ------------------
                    May 04, February 02, April 28,  May 04,  April 28,
                     2007      2007        2006      2007      2006
                    ------- ------------ ---------  -------- ---------
Products            $312.0       $261.8    $320.7    $573.8    $562.8
Services              37.4         35.4      37.4      72.8      68.1
                    ------- ------------ ---------  -------- ---------
NET SALES            349.4        297.2     358.1     646.6     630.9

Products             195.9        168.8     207.5     364.7     367.3
Services              33.0         33.4      28.9      66.4      55.7
                    ------- ------------ ---------  -------- ---------
COST OF SALES        228.9        202.2     236.4     431.1     423.0
                    ------- ------------ ---------  -------- ---------
GROSS PROFIT         120.5         95.0     121.7     215.5     207.9
                    ------- ------------ ---------  -------- ---------
GROSS MARGIN          34.5%        32.0%     34.0%     33.3%     33.0%

OPERATING
 EXPENSES:
 Research and
  development         18.1         17.2      19.0      35.3      38.0
 Selling and
  administration      63.2         64.3      69.2     127.5     130.9
 Amortization of
  purchased
  intangibles          6.0          6.0       6.5      12.0      13.0
 Impairment
  charges              0.1            -       0.6       0.1       0.6
 Restructuring
  charges             (1.0)         0.6       1.2      (0.4)      2.6
                    ------- ------------ ---------  -------- ---------
  Total Operating
   Expenses           86.4         88.1      96.5     174.5     185.1
                    ------- ------------ ---------  -------- ---------
  As a Percentage
   of Net Sales       24.7%        29.7%     27.0%     27.0%     29.4%

OPERATING INCOME      34.1          6.9      25.2      41.0      22.8
OPERATING MARGIN       9.8%         2.3%      7.0%      6.3%      3.6%
OTHER INCOME, NET:
  Interest, net        4.0          3.1       1.3       7.1       2.6
  Other, net          57.7          0.5       1.2      58.2       2.3
                    ------- ------------ ---------  -------- ---------

INCOME BEFORE
 INCOME TAXES         95.8         10.5      27.7     106.3      27.7
PROVISION FOR
 INCOME TAXES          2.7          1.1       2.6       3.8       3.9
                    ------- ------------ ---------  -------- ---------
INCOME FROM
 CONTINUING
 OPERATIONS           93.1          9.4      25.1     102.5      23.8

DISCONTINUED
 OPERATIONS, NET OF
 TAX:
 Loss from
  discontinued
  operations          (1.2)        (0.7)     (2.3)     (1.9)     (3.4)
 Gain (loss) on
  sale of
  discontinued
  operations, net      0.2         (5.1)        -      (4.9)        -
                    ------- ------------ ---------  -------- ---------
  Total
   Discontinued
   Operations         (1.0)        (5.8)     (2.3)     (6.8)     (3.4)

                    ------- ------------ ---------  -------- ---------
Earnings before the
 cumulative effect
 of a change in
 accounting
 principle            92.1          3.6      22.8      95.7      20.4
Cumulative effect
 of a change in
 accounting
 principle               -            -         -         -       0.6
                    ------- ------------ ---------  -------- ---------

NET INCOME           $92.1         $3.6     $22.8     $95.7     $21.0
                    ======= ============ =========  ======== =========
NET MARGIN            26.4%         1.2%      6.4%     14.8%      3.3%

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING -
 BASIC               117.3        117.2     117.1     117.3     116.9
                    ======= ============ =========  ======== =========
WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING -
 DILUTED             131.8        117.3     117.9     131.6     117.6
                    ======= ============ =========  ======== =========

EARNINGS PER SHARE
 FROM CONTINUING
 OPERATIONS - BASIC  $0.79        $0.08     $0.21     $0.87     $0.20
                    ======= ============ =========  ======== =========
EARNINGS PER SHARE
 FROM CONTINUING
 OPERATIONS -
 DILUTED             $0.73        $0.08     $0.21     $0.83     $0.20
                    ======= ============ =========  ======== =========

LOSS PER SHARE FROM
 DISCONTINUING
 OPERATIONS - BASIC $(0.01)      $(0.05)   $(0.02)   $(0.05)   $(0.03)
                    ======= ============ =========  ======== =========
LOSS PER SHARE FROM
 DISCONTINUING
 OPERATIONS -
 DILUTED            $(0.01)      $(0.05)   $(0.02)   $(0.05)   $(0.03)
                    ======= ============ =========  ======== =========

EARNINGS PER SHARE
 FROM CHANGE IN
 ACCOUNTING
 PRINCIPLE - BASIC      $-           $-        $-        $-     $0.01
                    ======= ============ =========  ======== =========
EARNINGS PER SHARE
 FROM CHANGE IN
 ACCOUNTING
 PRINCIPLE -
 DILUTED                $-           $-        $-        $-     $0.01
                    ======= ============ =========  ======== =========

NET EARNINGS PER
 SHARE - BASIC       $0.78        $0.03     $0.19     $0.82     $0.18
                    ======= ============ =========  ======== =========
NET EARNINGS PER
 SHARE - DILUTED     $0.72        $0.03     $0.19     $0.78     $0.18
                    ======= ============ =========  ======== =========




                        SUPPLEMENTARY SCHEDULE
            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
              EARNINGS PER SHARE CALCULATION - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)

Numerator:      For the Three Months Ended    For the Six Months Ended
              ------------------------------- ------------------------
              May 04,  February 02, April 28,   May 04,    April 28,
               2007       2007        2006       2007        2006
              ------------------------------- ------------------------
Net income
 from
 continuing
 operations     $93.1         $9.4     $25.1       $102.5       $23.8
Convertible
 note
 interest         3.4            -         -          6.8           -
Net income
 from
 continuing
 operations -
 diluted        $96.5         $9.4     $25.1       $109.3       $23.8
              =============================== ========================

Denominator:
Weighted
 average
 common shares
 outstanding -
 basic          117.3        117.2     117.1        117.3       116.9
Convertible
 bonds
 converted to
 common stock    14.2                                14.2
Employee
 options and
 other            0.3          0.1       0.8          0.1         0.7
              ------------------------------- ------------------------
Weighted
 average
 common shares
 outstanding -
 diluted        131.8        117.3     117.9       $131.6      $117.6
              =============================== ========================

Basic income
 per share
 from
 continuing
 operations     $0.79        $0.08     $0.21        $0.87       $0.20
              =============================== ========================
Diluted income
 per share
 from
 continuing
 operations     $0.73        $0.08     $0.21        $0.83       $0.20
              =============================== ========================




             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                             (In millions)
                      SUBJECT TO RECLASSIFICATION

                             Three Months          For the Six Months
                                 Ended                    Ended
                     ----------------------------- -------------------
                     May 04,  Feb. 02,  April 28,  May 04,  April 28,
                      2007      2007      2006      2007      2006
                     -------- --------- ---------- -------- ----------
 Operating
  Activities:
   Income from
    continuing
    operations         $93.1      $9.4      $25.1   $102.5      $23.8
  Adjustments to
   reconcile income
   from continuing
   operations to
   net cash
   provided by
   operating
   activities from
   continuing
   operations:
   Impairments           0.1         -        0.6      0.1        0.6
   Writedown of
    Investments            -         -          -        -          -
   Depreciation and
    amortization        17.1      17.1       17.1     34.2       33.6
   Change in bad
    debt reserves       (0.7)     (0.2)      (0.8)    (0.9)       0.2
   Non-cash stock
    compensation         2.7       1.9        3.1      4.6        6.5
   Change in
    deferred income
    taxes                0.5         -          -      0.5        1.4
   Loss on sale of
    property and
    equipment            0.2       0.3        0.1      0.5        0.7
   Gain on sale of
    investments        (57.5)        -          -    (57.5)         -
   Other, net           (1.8)     (0.7)       0.5     (2.5)      (0.5)
   Changes in
    operating
    assets &
    liabilities,
    net of
    divestitures:
       Accounts
        receivable
        and
        unbilled
        revenues       (26.3)     18.5      (23.4)    (7.8)     (17.4)
       Inventories      (3.3)     (1.6)      (2.8)    (4.9)      (4.3)
       Prepaid and
        other
        assets           5.4      (1.3)      (1.7)     4.1       (7.0)
       Accounts
        payable         13.1      (6.2)      23.3      6.9       27.1
       Accrued
        liabilities      2.0      (5.8)       0.9     (3.8)     (34.4)
       Pension
        liabilities        -         -          -        -          -
                     -------- --------- ---------- -------- ----------
   Total cash
    provided by
    operating
    activities from
    continuing
    operations          44.6      31.4       42.0     76.0       30.3
   Total cash used
    for operating
    activities from
    discontinued
    operations          (3.5)     (5.6)      (2.5)    (9.1)      (1.9)
                     -------- --------- ---------- -------- ----------
   Total cash
    provided by
    operating
    activities          41.1      25.8       39.5     66.9       28.4

 Investing
  Activities:
  Acquisitions, net
   of cash acquired     (2.0)        -          -     (2.0)         -
  Divestitures, net
   of cash disposed      0.2       0.1          -      0.3          -
  Property,
   equipment and
   patent additions     (9.6)     (8.7)      (7.3)   (18.3)     (13.5)
  Proceeds from
   disposal of
   property and
   equipment             0.3       0.2        0.3      0.5        0.3
  Proceeds from
   sale of
   investments          59.8         -          -     59.8          -
  Exercise of
   warrants             (1.8)        -          -     (1.8)         -
  Proceeds from
   collection of
   note receivable         -         -        2.3        -        2.3
  Decrease in
   restricted cash         -       1.2        0.1      1.2        1.6
  Purchases of
   available-for-
   sale securities    (406.9)   (267.4)    (104.9)  (674.3)    (240.4)
  Sale of
   available-for-
   sale securities     290.6     245.4       96.2    536.0      229.6
  Other                    -         -          -        -        0.1
                     -------- --------- ---------- -------- ----------
   Total cash used
    for investing
    activities from
    continuing
    operations         (69.4)    (29.2)     (13.3)   (98.6)     (20.0)
   Total cash
    provided by
    investing
    activities from
    discontinued
    operations           0.4       0.7        0.2      1.1        0.4
                     -------- --------- ---------- -------- ----------
   Total cash used
    for investing
    activities         (69.0)    (28.5)     (13.1)   (97.5)     (19.6)

 Financing
  Activities:
  Common stock
   issued                1.9       0.1        3.7      2.0        9.6
                     -------- --------- ---------- -------- ----------
   Total cash
    provided by
    financing
    activities from
    continuing
    operations           1.9       0.1        3.7      2.0        9.6
   Total cash
    provided by
    financing
    activities from
    discontinued
    operations             -         -          -        -          -
                     -------- --------- ---------- -------- ----------
   Total cash
    provided by
    financing
    activities           1.9       0.1        3.7      2.0        9.6

 Effect of Exchange
  Rate Changes on
  Cash                   3.7       1.5        0.8      5.2        1.8
                     -------- --------- ---------- -------- ----------

 (Decrease)
  increase in cash
  and cash
  equivalents          (22.3)     (1.1)      30.9    (23.4)      20.2

 Cash and cash
  equivalents,
  beginning of
  period               141.2     142.3       97.7    142.3      108.4
                     -------- --------- ---------- -------- ----------

 Cash and cash
  equivalents, end
  of period           $118.9    $141.2     $128.6   $118.9     $128.6
                     ======== ========= ========== ======== ==========

    CONTACT: ADC
             Mark Borman - Investor Relations, 952-917-0590